EXHIBIT


                              SETTLEMENT AGREEMENT

      THIS AGREEMENT ("Agreement"), dated this 14th day of July 2006, is entered into by and among SearchHelp, Inc. ("SearchHelp"), a Delaware corporation, and Bioneutral Laboratories Corporation USA ("Bioneutral"), a Delaware corporation with its principal address at P.O. Box 2131 Morristown, New Jersey 07962-2131. SearchHelp and Bioneutral are hereinafter referred to individually as a "party" and collectively as the "parties").

      WHEREAS, SearchHelp , commenced an action (the "Action") by verified complaint dated February 27, 2006, (the "complaint") against Bioneutral and Environmental Commercial Technology Corp ("ECT"); and

      WHEREAS, Bioneutral and ECT denied the allegations of any wrongdoing contained in the complaint; and

      WHEREAS, the subject matter in the Action is a certain Participation Agreement and related documents dated February 3, 2004, pursuant to which SearchHelp was to receive a participatory interest equal to 5% of the gross sales of certain products, more fully defined therein, used to remediate and prevent the growth of mold and fungus (the "Compounds") and a Settlement Agreement, pertaining to the rights and obligation of the parties in connection with the Participation Agreement, executed as of October 20, 2005 (the "Settlement Agreement"); and

      WHEREAS, the parties hereto wish to clarify certain terms and conditions pertaining to the Participation Agreement and subsequent Settlement Agreement and resolve certain disputes, with prejudice to asserting or reasserting various claims arising therefrom, pursuant to the following terms and conditions:


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                                    AGREEMENT

      1. A. Pursuant to Paragraph 8 of the Settlement Agreement, the parties acknowledged Bioneutral's ownership of 300,227 shares of the common stock of SearchHelp. In accordance with prior agreements and orders entered into in the Action, Bioneutral was authorized to sell 75,000 shares of SearchHelp stock, and thereafter sell 20,000 shares of stock per week, until the entire 300,227 shares of stock have been sold. Bioneutral acknowledges that, to date, it has sold 60,000 shares and that 240,227 shares remain outstanding. Of this 240,227 remaining shares, Bioneutral will deliver to Steven Reing, or his designee, 32,500 shares, pursuant to written instructions previously delivered to Bioneutral by Steven Reing. It is hereby agreed that of the remaining 207,727 shares, Bioneutral may sell up to 40,000 shares per week until all of the remaining shares have been sold. Any unsold share amount of this 40,000 does not carry forward to the following week, meaning that no more than 40,000 shares can be sold during each calendar week. These restrictions are not applicable in the event of a merger or sale of SearchHelp, or a tender offer or exchange offer for SearchHelp.

      2. It is further agreed that if SearchHelp locates a third party buyer for any or all remaining shares in Bioneutral's possession, Bioneutral may sell, if it so chooses, any or all of these remaining shares to the third party buyer at a price agreed to between Bioneutral and the buyer.

      3. It is further agreed that Bioneutral will provide at least one general update per quarter as to the status of the Compounds. Said update is not required to disclose confidential trade secrets or proprietary technology data.


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      4. In lieu of cash payments pursuant to the Settlement Agreement,
SearchHelp assigns to Bioneutral, and Bioneutral accepts the first $100,000 in participatory interest payments that SearchHelp is to receive from and after the date hereof pursuant to the Participation Agreement.

      5. Upon the execution of the Agreement the attorneys for the parties hereto will sign and file a discontinuance of the Action, with prejudice.

      6. All notices hereunder shall be brought by facsimile and/or electronic transmission, with a copy by regular mail and, if to

                  A.       Plaintiff or William Bozsnyak:
                           ------------------------------

                           1055 Stewart Avenue, Suite 12
                           Bethpage, New York 11714
                           Fax No. (516)624-0638
                           E-mail - wbozsnyak@optonline.net

                             AFTER AUGUST 1, 2006 ADDRESS WILL BE:
                             6800 Jericho Turnpike, Suite 208E
                             Syosset, NY 11791
                             Fax No. (516) 624-0638
                             E-mail - wbozsnyak@optonline.net


                           with a copy to:
                           --------------

                           Pryor & Mandelup, L.L.P
                           75 Old Country Road
                           Westbury, New York 11590
                           Attn: Randolph E. White
                           Fax No. (516) 333-7333
                           E-mail - rew@pryormandelup.com


                  B.       Defendants
                           ----------

                           Bioneutral Laboratories Corporation USA
                           Att:  James Alles, President
                           P.O. Box 2131 Morristown, NJ 07962 Fax No. (973) 828-0250 E-mail - jalles@Bioneutral.com with a copy to:
                           --------------

                           Reed Smith LLP
                           Attn: Gil Feder, Esq.
                           599 Lexington Avenue
                           New York, New York 10022
                           Fax No. (212)521-5450
                           E-mail - gfeder@reedsmith.com

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      7. Nothing here contained in the Stipulation shall be deemed an admission of any liability by any party.

      8. Each party hereto shall be responsible for its own attorneys fees incurred in connection with this action and this Agreement.

      9. Each party hereto agrees to execute and deliver hereafter such further documents and to do such further acts and things as may be required or appropriate to carry out the intent and purpose of this Agreement, consistent with the terms hereof.

      10. This Agreement may be executed in counterparts and facsimile machine signature shall be given the same effect as original signatures.

      11. In the event one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Agreement. Except as set forth herein, the provisions of the Settlement Agreement and the Participation Agreement shall remain in full force and effect.

      12. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York (without regard to conflicts of law to the extent that such rules would result in the application of the laws of some other jurisdiction). The parties agree that the Supreme Court, New York County is the exclusive forum for the jurisdiction of any dispute herein and, therefore, the parties consent to its exclusive jurisdiction.

      13. This Agreement is the product of mutual negotiation and drafting, and neither party is deemed the draftsman of this Agreement.

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      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

SEARCHHELP, INC.                            BIONEUTRAL LABORATORIES
                                            CORPORATION, USA


By:   /s/ William Bozsnyak                  By:  /s/ James Alles
      ---------------------                      -----------------
          William Bozsnyak, CEO                James Alles, President